As filed with the Securities and Exchange Commission on February 11, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERISITY LTD.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State of Incorporation)	(I.R.S. Employer Identification No.)

2041 Landings Dr.

Mountain View, California 93043

(Address of Principal Executive Offices including Zip Code)

AMENDED AND RESTATED AXIS SYSTEMS, INC. 1997 STOCK PLAN

MISCELLANEOUS STOCK OPTION AGREEMENTS

(Full Title of the Plans)

Moshe Gavrielov

Chief Executive Officer

Verisity Ltd.

2041 Landings Drive

Mountain View, California 93043

(650) 934-6800

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Amount of Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, NIS 0.01 par value per share	850,802 (2)	$8.34 (3)	$7,095,689 (3)	$899.03

Ordinary Shares, NIS 0.01 par value per share	273,211 (4)	$12.055 (5)	$3,293,559 (5)	$417.29

Ordinary Shares, NIS 0.01 par value per share	16,678 (6)	$0.88 (7)	$14,677 (7)	$1.86

(1)	This registration statement shall also cover any additional Ordinary Shares which become issuable under the Amended and Restated Axis Systems, Inc. 1997 Stock Plan (the “Plan”) or the stock option agreements listed in this registration statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding Ordinary Shares.

(2)	Represents 850,802 Ordinary Shares subject to options outstanding under the Plan, which options were assumed by the registrant in connection with the acquisition of Axis Systems, Inc. (“Axis”) by Verisity Ltd. in February 2004.

(3)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The price of $8.34 per share represents the weighted average exercise price for such outstanding options.

(4)	Represents 273,211 Ordinary Shares reserved for issuance under the Plan.

(5)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price of $12.055 per share represents the average of the high and low prices reported on Nasdaq National Market as of February 9, 2004 for the Ordinary Shares of the registrant.

(6)	Represents 16,678 Ordinary Shares issuable to certain of the employees of Axis Systems, Inc. pursuant to stock option agreements between such individuals and Axis.

(7)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The price of $0.88 per share represents the weighted average exercise price for such outstanding options.

Proposed sales to take place as soon after the effective date of the registration statement as options granted under the Plan and the stock option agreements listed above are exercised.

EXPLANATORY NOTE

Verisity Ltd. (“Verisity”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register Ordinary Shares issuable pursuant to the Plan. In February 2004, Verisity acquired Axis Systems, Inc. (“Axis”). This registration statement also covers 16,678 Ordinary Shares issuable to certain employees of Axis pursuant to stock option agreements between such individuals and Axis (the “Stock Option Agreements”). Specifically, the following Stock Option Agreements are covered hereby: Stock Option Agreement dated June 30, 2000, representing options to purchase 15,000 shares of Axis Common Stock; and Stock Option Agreement dated June 30, 2000, representing options to purchase 37,500 shares of Axis Common Stock. In connection with the acquisition of Axis, Verisity assumed the Plan and the Stock Option Agreements and all the options then outstanding under the Plan and the Stock Option Agreements, which options became exercisable for Ordinary Shares of Verisity. Following the acquisition, the options issued under the Stock Option Agreements became exercisable for 16,678 Ordinary Shares of Verisity.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Verisity will send or give the documents containing the information specified in Part I of Form S-8 to Plan participants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. Verisity does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which we filed with the Commission are incorporated by reference into this registration statement:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 21, 2003;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 13, 2004;

(c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the Commission on August 8, 2003;

(d) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission on November 10, 2003;

(e) Our Current Reports on Form 8-K, filed with the Commission on April 21, 2003, July 21, 2003, October 20, 2003, December 12, 2003, December 16, 2003, and January 20, 2004;

(f) The description of our Ordinary Shares contained in our registration statement on Form S-1 (Commission file no. 333-45440), as amended (which is incorporated by reference into our registration statement on Form 8-A filed on March 2, 2001 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report subsequently filed by Verisity for the purpose of updating that description; and

(g) In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by the new Companies Law of Israel (the “Companies Law”), Verisity’s articles of association contain provisions which:

•	exempt, in advance or after the fact, an officer or director from liability to Verisity for breach of his duty of care, subject to the requirements of the Companies Law;

•	indemnify an officer or director of Verisity by reason of acts or omissions committed in his capacity as an officer or director, for:

•	monetary liabilities imposed upon him under a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court; and

•	reasonable litigation expenses, including attorney’s fees, actually incurred by him or imposed upon him by a court, in an action brought against him by or on behalf of Verisity or by other persons, or in a criminal action from which he was acquitted, or in which he was convicted if the criminal action does not require proof of criminal intent;

•	enter into a contract to insure the liability of an officer or director of Verisity by reason of acts or omissions committed in his capacity as an officer or director of Verisity regarding:

•	the breach of his duty of care towards Verisity or any other person;

•	the breach of his fiduciary duty to Verisity provided that he acted in good faith and had a reasonable basis to believe that the act would not impair the interests of Verisity; and

•	monetary liabilities which may be imposed upon him in favor of other persons.

Verisity’s articles of association also provide for indemnification of an officer or a director either in advance or after the event; provided, that any advance undertaking to indemnify must be limited to occurrences of types which the board of directors can reasonably foresee at the time the undertaking to indemnify is given and to an amount that the board of directors determines is reasonable in such circumstances. In addition, the Companies Law provides that Verisity may not indemnify, exempt or enter into an insurance contract which would provide coverage for the liability of an officer or a director for:

•	a breach of his duty of loyalty, except to the extent described above;

•	a breach of his duty of care, if the breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

•	an act or omission done with the intent to unlawfully realize personal gain; or

•	a fine or penalty against him.

Verisity has agreed to indemnify each of its officers or directors to the extent permitted by the Companies Law and intends to increase its directors’ and officers’ liability insurance policy. In September 2000, Verisity’s board of directors authorized it to enter into indemnification agreements with each of its officers and directors. On October 18, 2000, these agreements were approved by our shareholders. In general the indemnification agreements provide, subject to specified conditions and limitations, that Verisity will indemnify its officers and directors for all amounts they must pay, including reasonable legal expenses, if they are involved in legal proceedings or found liable for any act or omission made in their capacity as office holders. Obligations that result from the offering of the ordinary shares described in this prospectus would also be covered by the indemnification agreements. We have agreed to exempt and release each of our officers and directors to the fullest extent permitted by law from liability damages from breaches of their duty of care to us, unless the breach was intentional, reckless, for personal profit or the liability arose from a penalty or fine.

There is no litigation pending, and neither Verisity nor any of its directors knows of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number

4.1	Amended and Restated Axis Systems, Inc. 1997 Stock Plan.

5.1	Opinion of Salinger & Co., Advocates.

23.1	Consent of Salinger & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Verisity Ltd., an Israeli corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 11th day of February, 2004.

Verisity Ltd.

By:	/s/ Moshe Gavrielov

Moshe Gavrielov
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Moshe Gavrielov and Charles G. Alvarez as his or her true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Moshe Gavrielov Moshe Gavrielov	Chief Executive Officer and Director	February 11, 2004

/s/ Yoav Hollander Yoav Hollander	Chief Technical Officer and Director	February 11, 2004

/s/ Charles G. Alvarez Charles G. Alvarez	Vice President of Finance and Administration and Chief Financial Officer	February 11, 2004

/s/ Michael McNamara Michael McNamara	Senior Vice President of Technology and Director	February 11, 2004

/s/ Douglas G. Fairbairn Douglas G. Fairbairn	Director	February 11, 2004

/s/ Zohar Zisapel Zohar Zisapel	Director	February 11, 2004

Tali Aben	Director	February 11, 2004

/s/ Amos Wilnai Amos Wilnai	Director	February 11, 2004

INDEX TO EXHIBITS

Exhibit Number

4.1	Amended and Restated Axis Systems, Inc. 1997 Stock Plan.

5.1	Opinion of Salinger & Co., Advocates.

23.1	Consent of Salinger & Co., Advocates (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Power of Attorney (included on signature page of this registration statement).